UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

MENTOR GRAPHICS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2005 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

to be held at

Corporate Headquarters

8005 SW Boeckman Road

Wilsonville, Oregon

on May 19, 2005, at 5 p.m.

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Mentor Graphics Corporation. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

The rest of the Board and I look forward to seeing you at the meeting. We greatly appreciate your continued interest in Mentor Graphics Corporation.

Sincerely,

Walden C. Rhines

Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 19, 2005

To the Shareholders of Mentor Graphics Corporation:

The Annual Meeting of Shareholders of Mentor Graphics Corporation (the “Company”), an Oregon corporation, will be held on Thursday, May 19, 2005 at 5:00 p.m., Pacific Time, at the Company’s offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

The above items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on March 21, 2005 are entitled to notice of and to vote at the Annual Meeting.

Sincerely,

Dean Freed

Vice President, General Counsel and Secretary

Wilsonville, Oregon

April 18, 2005

THE COMPANY CORDIALLY INVITES ALL SHAREHOLDERS TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Mailed to Shareholders on

or about April 18, 2005

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

PROXY STATEMENT

Mentor Graphics Corporation (“Mentor Graphics” or “Company”) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Thursday, May 19, 2005 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $7,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mail, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

The mailing address of the Company’s principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

Upon written request to the Corporate Secretary, the Company will provide without charge a copy of the Company’s Annual Report/Form 10-K to any person whose proxy is solicited by this Proxy Statement.

Procedural Matters

Shareholders of record at the close of business on March 21, 2005 are entitled to notice of and to vote at the meeting. At the record date, 78,064,601 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see “Information Regarding Beneficial Ownership of Principal Shareholders and Management.”

Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

ELECTION OF DIRECTORS

(Proposal No. 1)

The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for director are listed below together with certain information about each of them. Each nominee is currently serving as a director of the Company.

			Shares of Common Stock Beneficially Owned as of December 31, 2004
Name, Principal Occupation and Directorships	Age	Director Since	Number of Shares		Percent of Total
Walden C. Rhines	58	1993	1,819,059	(1)	2.4

Chairman of the Board and Chief Executive Officer of the Company since 2000; President and Chief Executive Officer of the Company from 1993 to 2000; director of Triquint Semiconductor, Inc. and Cirrus Logic, Inc. (both are manufacturers of semiconductors).

Sir Peter L. Bonfield	60	2002	21,556	(2)	*

International Business Advisor since 2002; Chairman of the Executive Committee and Chief Executive Officer of British Telecommunications PLC (a provider of telecom services) from 1996 to 2002; director of Taiwan Semiconductor Manufacturing Company Ltd. (a manufacturer of semiconductors), Telefonaktiebolaget LM Ericsson (a telecommunications equipment manufacturer), AstraZeneca Group PLC (a pharmaceutical company) and Vice-President, British Quality Foundation.

Marsha B. Congdon	58	1991	75,653	(3)	*
Private investor since 1997; Vice President, Policy and Strategy, of US West Inc. (a provider of communications services) from 1995 to 1997.

James R. Fiebiger	63	1994	87,519	(4)	*

Semiconductor Industry Consultant since 2004; Chairman of the Board and Chief Executive Officer of Lovoltech Inc. (a semiconductor company) from 1999 to 2004; Vice Chairman and Managing Director of Technology Licensing of Gatefield Corporation (a semiconductor company) from 1998 to 2000; President and Chief Executive Officer of Gatefield Corporation from 1996 to 1998; director of Qlogic Corporation (a developer of semiconductor and board-level products) and Actel Corporation (a developer of field programmable gate arrays).

Gregory K. Hinckley	58	2000	1,014,999	(5)	1.3

President of the Company since 2000; Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000; Senior Vice President and Vice President of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997; director of Amkor Technology (a provider of semiconductor packaging and test services); director of Unova, Inc. (provider of integrated system solutions).

			Shares of Common Stock Beneficially Owned as of December 31, 2004
Name, Principal Occupation and Directorships	Age	Director Since	Number of Shares		Percent of Total
Kevin C. McDonough	55	1999	50,332	(6)	*

President of Kammstone LLC (a consulting firm providing services to the electronics industry) since 2002; President and Chief Executive Officer of ChipData, Inc. (an internet service company) from 1999 to 2002; Vice President and General Manager of National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999; Senior Vice President of Engineering of Cyrix Corporation (a manufacturer of microprocessors) from 1989 to 1997.

Patrick B. McManus	65	2003	7,500	(7)	*

Private investor since 1987; Chief Financial Officer of Charles Schwab Corporation from 1984 to 1987; Chief Financial Officer of various companies prior to 1984 including Pacific Express Airlines, Acurex Solar Corporation and Itel Corporation.

Fontaine K. Richardson	63	1983	83,000	(8)	*

Private investor since 2000; General Partner of Eastech III and Vice President of Eastech Management Company (affiliated private venture capital firms) from 1983 to 2000; director of Network Engines, Inc. (a provider of computer hardware and integration services).

*	Less than 1%

(1)	Includes 1,555,304 shares subject to options exercisable within 60 days of December 31, 2004.

(2)	Includes 21,556 shares subject to options exercisable within 60 days of December 31, 2004.

(3)	Includes 72,400 shares subject to options exercisable within 60 days of December 31, 2004.

(4)	Includes 68,318 shares subject to options exercisable within 60 days of December 31, 2004.

(5)	Includes 912,720 shares subject to options exercisable within 60 days of December 31, 2004.

(6)	Includes 48,432 shares subject to options exercisable within 60 days of December 31, 2004.

(7)	Includes 6,000 shares subject to options exercisable within 60 days of December 31, 2004.

(8)	Includes 73,000 shares subject to options exercisable within 60 days of December 31, 2004.

Vote Required For Approval

Under Oregon law, if a quorum is present at the meeting, the eight nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote but will be considered to determine whether a quorum exists at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies they receive for the eight nominees named above. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the current Board of Directors to fill the vacancy.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND SHAREHOLDER ELECTION

OF THE ABOVE-NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence, Committees and Meetings

The Board of Directors has determined that all current directors other than Dr. Rhines and Mr. Hinckley are “independent directors” as defined in Nasdaq rules. The independent directors hold regularly scheduled meetings at which only independent directors are present. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Nominating Committee, and the Option Approval Committee.

The Audit Committee, which consists of Directors Congdon, Fiebiger, McDonough, McManus and Richardson, held eight meetings during 2004. This committee oversees the accounting and financial reporting processes of the Company and the audits of its financial statements, it appoints, compensates, retains and oversees the independent auditors, it reviews and approves all audit and non-audit services performed by the independent auditors, and it meets from time to time with management and the Company’s independent auditors to consider financial and accounting matters. The Board of Directors has determined that Director McManus is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Board of Directors has determined that no Audit Committee member has financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement), and that each Audit Committee member meets all additional independence and financial literacy requirements for Audit Committee membership under Nasdaq rules. The Board of Directors has adopted a written charter for the Audit Committee.

The Compensation Committee, which consists of Directors Bonfield, Congdon, Fiebiger and Richardson, held five meetings during 2004. This committee reviews and approves compensation of executive officers and recommends compensation and fringe benefits for existing and future employees and administers the Company’s stock option and purchase plans.

The Nominating Committee, which consists of Directors Bonfield, Congdon, Fiebiger, McDonough, McManus and Richardson, met once during 2004. The Nominating Committee has a written charter, a copy of which is posted on the Company’s website at www.mentor.com. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating Committee also considers director candidates recommended by shareholders in writing to the Corporate Secretary. It is the Nominating Committee’s policy that director candidates possess high personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate to serve the long-term interests of the Company’s shareholders. The Nominating Committee’s process for identifying and evaluating nominees is as follows, irrespective of whether the candidate was identified by the committee or recommended by a shareholder: (1) in the case of incumbent directors, the committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any related party transactions with the Company during the applicable time period; and (2) in the case of a new director candidate, the committee first conducts any appropriate and necessary inquiries into the background and qualifications of possible candidates after considering the functions and needs of the Board of Directors. The committee meets to discuss and consider such candidates’ qualifications, including whether each candidate is independent for purposes of Nasdaq rules, and then selects candidates for recommendation to the Board of Directors by majority vote. In seeking nominees, the Nominating Committee uses its network of contacts to compile a list of potential candidates and it also may engage, if it deems appropriate, a professional search firm.

In February 2005, the Company created the Option Approval Committee, which consists of Director Hinckley. This committee approves new hire and promotional stock options grants to persons who are not executive officers within ranges previously approved by the Compensation Committee.

The Board of Directors of Mentor Graphics held ten meetings during 2004. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 2004. It is the Company’s policy that directors attend the Company’s Annual Meeting of Shareholders. In 2004, all of the Company’s directors attended the Company’s Annual Meeting of Shareholders.

Any shareholder who wishes to communicate to the entire Board of Directors, or to any individual director, may send that communication in writing addressed to the Company’s Corporate Secretary at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. The Corporate Secretary will forward all written shareholder communications to the designated recipient(s) on the Board of Directors.

Compensation of Directors

Directors who are not employees of the Company are paid an annual fee of $30,000 and are reimbursed for expenses incurred in attending Board meetings and Board committee meetings. In 2004, members of the Audit Committee were paid an additional $10,000 per year, except for the Audit Committee Chair who is paid an additional $20,000 per year.

1987 Non-Employee Directors’ Stock Option Plan

The 1987 Non-Employee Directors’ Stock Option Plan (“1987 Plan”) was adopted in 1987 and most recently amended in 2001 by the Board of Directors and the shareholders. An aggregate of 1,100,000 shares of Common Stock has been reserved for issuance under the 1987 Plan (with a proposed increase to 1,400,000). On the date of each Annual Meeting of Shareholders, each Non-Employee Director elected is automatically granted an option to purchase 12,000 shares of Common Stock. Options under the 1987 Plan are granted at exercise prices equal to the fair market value of the Common Stock on the grant date. On the date of the 2004 Annual Meeting, Directors Bonfield, Congdon, Fiebiger, McDonough, McManus, and Richardson were automatically granted an option for 12,000 shares each at an exercise price of $16.50. If re-elected, Directors Bonfield, Congdon, Fiebiger, McDonough, McManus and Richardson will each be automatically granted an option for 12,000 shares. All options have a ten-year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant. The Compensation Committee administers the 1987 Plan.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of the Company’s Common Stock as of December 31, 2004 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of December 31, 2004 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent
Private Capital Management, L.P. 8889 Pelican Bay Blvd. Naples, FL 34108	11,175,945	(2)(3)	14.6

FMR Corp. 82 Devonshire Street Boston, MA 02109	7,943,615	(2)(4)	10.4

Capital Research and Management Company 333 South Hope St. Los Angeles, CA 90071-1406	7,716,500	(2)(5)	10.1

Harris Associates L.P. Two North LaSalle Street, Suite 500 Chicago, IL 60602-3790	4,685,830	(2)(6)	6.1

Name of Executive Officer	Amount and Nature of Beneficial Ownership(1)		Percent

Walden C. Rhines	1,819,059	(7)	2.4

Gregory K. Hinckley	1,014,999	(8)	1.3

Jue-Hsien Chern	193,281	(9)	*

Robert A. Hum	140,191	(10)	*

Walter H. Potts	182,931	(11)	*

All directors and executive officers as a group (17 persons)	4,494,651	(12)	5.9

*	Less than 1%

(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the common stock owned by them.

(2)	Information provided as of December 31, 2004 in a Schedule 13G filed by the shareholder.

(3)	Private Capital Management reported it has shared voting power and shared dispositive power with respect to 11,175,945 shares.

(4)	FMR Corp reported it has sole voting power with respect to 5,013,792 shares and sole dispositive power with respect to 7,943,615 shares.

(5)	Capital Research and Management Company (“CRMC”) reported it has no voting power and sole dispositive power with respect to 7,716,500 shares. Of the 7,716,500 beneficially owned shares, SMALLCAP World Fund, Inc., which is an investment company advised by CRMC, reported it has sole voting power with respect to 4,711,500 shares and no dispositive power.

(6)	Harris Associates LP reported it has shared voting power with respect to 4,685,830 shares, sole dispositive power with respect to 1,045,830 shares, and shared dispositive power with respect to 3,640,000 shares which are owned by Harris Associates Investment Trust to which Harris serves as investment advisor.

(7)	Includes 1,555,304 shares subject to options exercisable within 60 days of December 31, 2004.

(8)	Includes 912,720 shares subject to options exercisable within 60 days of December 31, 2004.

(9)	Includes 183,889 shares subject to options exercisable within 60 days of December 31, 2004.

(10)	Includes 140,191 shares subject to options exercisable within 60 days of December 31, 2004.

(11)	Includes 156,459 shares subject to options exercisable within 60 days of December 31, 2004.

(12)	Includes 3,945,967 shares subject to options exercisable within 60 days of December 31, 2004.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows compensation paid by the Company for the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers on December 31, 2004 (“Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation		Long Term Compensation Awards	All Other Compensation($)(1)
		Salary($)	Bonus($)	Securities Underlying Options/SARs(#)
Walden C. Rhines Chairman of the Board and Chief Executive Officer	2004 2003 2002	580,750 562,500 550,000	0 1,044,119 0	150,000 200,000 140,000	6,150 6,000 5,500

Jue-Hsien Chern Vice President and General Manager, Deep Submicron Division	2004 2003 2002	283,500 270,873 245,080	336,567 62,366 62,495	34,375 41,250 30,000	6,150 6,000 5,500

Robert A. Hum(2) Vice President and General Manager, Design Verification and Test Division	2004 2003 2002	319,725 307,500 200,000	248,308 249,125 67,500	30,000 35,000 95,000	6,150 6,000 2,594

Gregory K. Hinckley President	2004 2003 2002	474,700 447,500 425,000	0 753,230 0	127,500 170,000 120,000	6,150 6,000 5,500

Walter H. Potts Vice President and General Manager, Systems Design Division	2004 2003 2002	354,375 340,878 315,090	114,825 143,947 114,068	47,500 45,000 30,000	6,150 6,000 5,500

(1)	Amounts shown are Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee.

(2)	Mr. Hum became employed by the Company in June of 2002.

Options Granted in Last Fiscal Year

The following table provides information on options granted for the last fiscal year to the Named Executive Officers.

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	# of Securities Underlying Options Granted(2)	Vesting Reference Date	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%($)	10%($)
Walden C. Rhines	150,000	11/04/04	6.59	11.74	11/04/14	1,107,483	2,806,580
Gregory K. Hinckley	127,500	11/04/04	5.60	11.74	11/04/14	941,361	2,385,593
Jue-Hsien Chern	34,375	11/04/04	1.51	11.74	11/04/14	253,798	643,175
Robert A. Hum	30,000	11/04/04	1.32	11.74	11/04/14	221,497	561,316
Walter H. Potts	47,500	11/04/04	2.09	11.74	11/04/14	350,703	888,750

(1)	The 5% and 10% assumed rates of appreciation are required by the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Common Stock price.

(2)	On the first anniversary of the Vesting Reference Date, 1/4th of the options become exercisable. At the end of each one-month period thereafter, 1/48th of the total options granted become exercisable such that each option is fully exercisable four years after the Vesting Reference Date. All options become fully exercisable upon a “change in control” of the Company as defined in the 1982 Stock Option Plan. Unless otherwise determined by the Compensation Committee before the occurrence of the event, a “change in control” generally includes the following events: the acquisition by any person of 20% or more of the Company’s Common Stock, the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors and the approval by the Company’s shareholders of a merger, share exchange, sale of substantially all of the Company’s assets or plan of liquidation. All executive officer options are transferable by gift to certain family members or related entities.

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on options exercised during the last fiscal year by the Named Executive Officers and the value of such officers’ unexercised options as of December 31, 2004.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Walden C. Rhines	4,654	42,025	1,534,472	386,250	6,853,092	1,128,004
Gregory K. Hinckley	68,306	475,738	895,054	328,334	2,950,229	963,017
Jue-Hsien Chern	0	0	179,175	85,444	402,718	249,603
Robert A. Hum	0	0	132,489	95,857	306,177	241,717
Walter H. Potts	0	0	152,292	97,709	383,693	296,303

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	5,612,736	12.64	10,507,856
Equity compensation plans not approved by security holders(2)(3)	13,322,204	14.42	182,169
Total	18,934,940	13.83	10,690,025

(1)	Includes options outstanding and shares available for future issuance under the Company’s 1982 Stock Option Plan, Nonqualified Stock Option Plan, and 1987 Non-Employee Directors’ Stock Option Plan, as well as shares currently available for future issuance under the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan.

(2)	All options for shares outstanding and shares available for future issuance shown here are under the Company’s 1986 Stock Plan. The 1986 Stock Plan provides for the issuance of Common Stock to officers, employees and consultants of the Company either by sale, as bonuses or pursuant to nonqualified stock options at prices and on terms determined by the Compensation Committee. The Company generally grants options under the 1986 Stock Plan only to persons who are not executive officers of the Company and only at exercise prices not less than the current market price at the time of grant.

(3)	In connection with the acquisitions in 2002 of IKOS Systems, Inc. and Innoveda, Inc., the Company assumed employee stock options. Of those assumed options, options for a total of 814,852 shares with an average exercise price of $14.43 per share remained outstanding at December 31, 2004. These assumed options are not included in the above table.

Executive Severance Agreements

The Board of Directors has approved the Company’s entry into severance agreements with certain employees of the Company, including certain current officers. These agreements generally provide for the payment of an amount equal to either 1.5 or three times the sum of the employee’s annual salary and target bonus upon termination of employment by the Company without cause or by the employee for “good reason,” as defined in the severance agreement, if such termination occurs within either one year or two years following a change of control of the Company. These agreements also generally provide for accelerated vesting of all options and either eighteen-month or two-year continuation of various employee benefits including life, disability and health insurance benefits and relocation and outplacement benefits. Payments to the employee are capped as necessary to prevent any portion of the payments from being subject to the excise tax on “parachute payments” but only if the effect would be to increase the employee’s after-tax net benefit.

REPORT OF THE BOARD OF DIRECTORS’ COMPENSATION COMMITTEE

The purpose of the Company’s executive compensation plan is to:

(a)	attract highly talented executives;

(b)	motivate executives to high levels of performance;

(c)	retain needed executive resources; and

(d)	recognize the differing impact that various executives have on the achievement of corporate goals.

To achieve these objectives, the Company pays executive officers on a total compensation approach that includes base salary, “at risk” compensation that is dependent on corporate performance and stock options. The Compensation Committee of the Board of Directors, which is entirely comprised of non-employee directors, reviews and approves compensation to be paid to executive officers.

Compensation of executive officers consists of the following components.

Base Salary

Salaries for executive officers are reviewed on an annual basis. In reviewing executive salaries, data from multiple third party high-technology industry surveys are considered. In using such third party surveys, the Company narrows the scope to software companies and generally compares itself to software companies with annual revenues between $500 million and $1 billion. The Company then generally establishes salaries in the third quartile (50th to 75th percentile) for the group. The Company believes that the salary survey group generally used is an appropriate peer group for compensation purposes. Note that this group of comparable companies may differ from the companies in the CoreData index used for the performance graph that follows this report, which consists of companies in the computer software and services businesses without regard to annual revenue.

Variable Compensation

The Compensation Committee annually establishes variable incentive plans to provide for the payment of a portion of compensation to executive officers and other employees based on business performance. Executive officers responsible for a specific business unit’s profit and loss participate in business unit variable incentive plans and receive variable pay primarily based on the revenue and bookings performance of their respective business units. Strong performance in certain divisions in 2004 resulted in variable incentive payments to certain executive officers. The Compensation Committee annually establishes a corporate-level variable incentive plan (“Corporate VIP”), which is a compensation plan for executive officers who do not have business unit profit and loss responsibility. Each year under the Corporate VIP, the Compensation Committee approves a target variable compensation amount for each participating executive officer to be paid based on achievement of the target operating income from the annual business plan approved by the Board of Directors (“Annual Plan”). For this purpose, the Company’s reported operating income may be adjusted by the Compensation Committee to exclude unusual items such as acquisition-related revenue and expenses, one-time charges and reversals. The potential variable compensation increases or decreases based on the achievement of higher or lower operating income. For 2004, target variable compensation for participating executive officers ranged from 30% to 100% of base salary, with 100% of the target payable upon attainment of the target operating income from the Annual Plan and no variable compensation payable unless 85% of the target operating income from the Annual Plan was achieved. No compensation was paid out under the Corporate VIP for 2004.

Stock Options

The Company believes that stock options granted to key employees, including executive officers, provide recipients with significant compensation based on overall Company performance as reflected in the stock price, create a valuable retention device through standard four-year vesting schedules and help align employees’ and shareholders’ interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees including executive officers. All executive officers received stock option grants as part of the 2004 annual option grant program for key employees. The 2004 annual option program for all employees involved a total pool of approximately 1.8 million shares. During 2004, individual award levels were determined primarily by a matrix that allocated the available shares based on position within the Company, with some discretionary adjustments based on subjective performance factors. Third party survey data was considered in establishing the upper levels of the matrix with the Company seeking to grant options in the middle range of comparable companies.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. In the past, the levels of salary and bonus paid by the Company to the Chief Executive Officer and to the President have in some years exceeded this limit. If non-deductibility of executive compensation becomes material to the Company’s U.S. tax position, the Company will consider policies and strategies to achieve full deductibility of bonus compensation in the future. It is possible for an executive officer’s nonqualified stock option exercises to cause the officer’s total compensation to exceed $1,000,000 during a year since the excess of the current market price over the option price (“Option Spread”) for nonqualified stock options is treated as compensation. Certain options granted by the Company to executive officers in 2004 were Incentive Stock Options. The Company receives no tax deduction for the Option Spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, Option Spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility and it is the Company’s current policy generally to grant options that meet those requirements.

Compensation of Chief Executive Officer

Dr. Rhines’ base salary was increased from $562,500 to $580,750 in 2004. This salary level is in the third quartile of CEO salaries among comparable companies from the third party survey used by the Company. Dr. Rhines was granted options to purchase 150,000 shares of Company stock in November 2004.

COMPENSATION COMMITTEE

Fontaine K. Richardson, Chair

Sir Peter Bonfield

Marsha B. Congdon

James B. Fiebiger

PERFORMANCE GRAPH

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return

Among Mentor Graphics Corporation, S&P 500 Index

and CoreData Computer Software and Services Group Index(1)

ASSUMES $100 INVESTED ON DECEMBER 31, 1999

ASSUMES DIVIDEND REINVESTED

Measurement Period (Fiscal Year Covered)	Mentor Graphics	S&P 500 Index	CoreData Group Index
Measurement Point:
12/31/99	$100.00	$100.00	$100.00
Fiscal Year Ending:
12/31/00	$208.06	$90.89	$60.08
12/31/01	$178.73	$80.89	$53.23
12/31/02	$59.60	$62.39	$36.25
12/31/03	$110.26	$80.29	$46.88
12/31/04	$115.94	$89.02	$51.49

(1)	This is an industry group index published by CoreData Group which changed its name from Media General Financial Services in March 2004.

REPORT OF THE BOARD OF DIRECTORS’ AUDIT COMMITTEE

In discharging its responsibilities, the Audit Committee met with management and the Company’s independent auditors, KPMG LLP, to review the Company’s audited financial statements. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61. The Audit Committee received a formal written statement from the independent auditors relating to independence consistent with Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact the auditors’ objectivity and independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

AUDIT COMMITTEE

Patrick B. McManus, Chair

Marsha B. Congdon

James R. Fiebiger

Kevin C. McDonough

Fontaine K. Richardson

INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as the Company’s independent auditors for 2005. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed by KPMG LLP and/or accrued by the Company for the audit of the Company’s 2003 and 2004 annual financial statements and for other professional services rendered in 2003 and 2004 were:

	2003	2004
Audit Fees(1)	$1,080,420	$1,900,200
Audit-Related Fees(2)	$284,055	$441,875
Tax Fees(3)	$239,140	$94,500
All Other Fees	$0	$0

(1)	Audit Fees represent fees for services performed in connection with the audit of the Company’s financial statements, including review of related 10-Qs and 10-Ks and in 2004, the required audit of internal control over financial reporting in order to issue an opinion, attendance at audit committee meetings at which matters related to the reviews or audit were discussed, consultation on matters that arose during or as a result of a review or audit, preparation of “management letters,” and time incurred in connection with the audit of the income tax accrual. Audit Fees also includes fees for statutory audit services, comfort letters and consents to SEC filings.

(2)	Audit-Related Fees are fees for employee benefit plan audits, due diligence related to mergers and acquisitions, and consultation on proposed transactions and internal control reviews.

(3)	Tax Fees in 2003 represent fees for preparation and review of income tax returns and assistance with audits by taxing jurisdictions, preparation of an IRS private letter ruling request, as well as assistance with accounting and tax issues related to acquisitions of intangibles and tax consulting meetings and communications. Tax fees in 2004 decreased because the Company appointed PricewaterhouseCoopers LLP as its tax advisor, and the fees billed by KPMG primarily related to international tax compliance.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management periodically reports to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve all services performed by the Company’s independent auditor, provided that the Chair and management report any decision to pre-approve such services to the full Audit Committee at its next regular meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in 2004.

ETHICS POLICIES

The Company has had a code of conduct in place for several years, which it refers to as its Standards of Business Conduct. Under the Standards of Business Conduct, all employees including executives and officers of the Company are to perform their work guided by the Company’s corporate value of “Win, Ethically.” The Standards of Business Conduct set forth worldwide standards of conduct for the Company’s business environment that include compliance with laws and contractual requirements, avoiding conflicts of interest, integrity in financial reporting, conducting business in an honest and ethical manner and otherwise acting with integrity and in the Company’s best interest. The Company’s General Counsel is the Compliance Officer for the Standards of Business Conduct and employees are encouraged to ask questions or bring potential violations to the Compliance Officer’s attention. The Company has a “no retaliation” policy for employees who conscientiously and thoughtfully report possible illegal or unethical situations to the Compliance Officer.

The Company also has a Director Code of Ethics. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws by the Company’s directors. Copies of the Company’s Standards of Business Conduct and Code of Ethics are posted on the Company’s website at www.mentor.com. Disclosures regarding amendments to the Standards of Business Conduct and the Code of Ethics will also be provided on the Company’s website.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2006 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than February 18, 2006. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than December 19, 2005.

By Order of the Board of Directors

Dean Freed

Vice President, General Counsel and Secretary

April 18, 2005

MENTOR GRAPHICS CORPORATION

Annual Meeting, May 19, 2005

PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned’s behalf all shares which the undersigned may be entitled to vote at the Annual Meeting of shareholders of Mentor Graphics Corporation on May 19, 2005 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1.	Election of directors:	☐	FOR all nominees (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(Note: To withhold authority to vote for any individual, strike through the nominee’s name below.)

Peter L. Bonfield, Marsha B. Congdon, James R. Fiebiger, Gregory K. Hinckley, Kevin C. McDonough, Patrick B. McManus, Walden C. Rhines and Fontaine K. Richardson

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF THE ABOVE MEASURES.

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Date: , 2005	Shares:

Signature or signatures

Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 19, 2005.